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                                                                  EXHIBIT (a)(3)

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Broadbase Software, Inc. has not commenced the offer to exchange that is referred to in this communication. Upon commencement of such offer, Broadbase will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Broadbase who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents, when these become available because they will contain important information about the offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission website at www.sec.gov and will be delivered without charge to all employees of Broadbase who are option holders. Additional copies of these documents may be obtained without charge by employees of Broadbase who are option holders by contacting the person specified in these documents.
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     [TRANSCRIPT OF EMAIL TO EMPLOYEES ON APRIL 26, 2001 FROM CHUCK BAY]

To:  Broadbase Employees

     Today Broadbase is announcing an important and exciting opportunity for all employees who have Broadbase stock options. The management of Broadbase recognizes that our stock option program is a valuable program for our employees. However, with the recent stock market volatility, especially with respect to Internet stocks, many of you hold Broadbase stock options with an exercise price that is significantly higher than the current trading price of Broadbase's common stock.

     In light of this situation, I am pleased to announce that the board of directors of Broadbase has authorized a program in which current options can be exchanged to provide terms that are more appropriate in view of the current trading price of our common stock and our pending merger with Kana Communications. This is a voluntary program that offers Broadbase employees the opportunity to replace their current stock options that are underwater with new options to be granted by Broadbase's board of directors.

     You will be receiving detailed information about this program tomorrow, including a detailed set of questions and answers about the program. Any questions can be directed to Lydia Terrill, mail to: lterrill@broadbase.com.

     Thanks for all your effort and keep up the great work.